Exhibit 99.1

EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES NEW BROKERAGE AGREEMENT WITH KEEN-SUMMIT TO MARKET THE SALE OF THE HILTI COMPLEX

On March 21, 2025, Educational Development Corporation (“EDC”, the “Company” or “Seller”) (NASDAQ: EDUC) (http://www.edcpub.com) executed a new brokerage agreement (“Agreement”) with Keen-Summit Capital Partners, LLC (“Keen-Summit”) for the marketing and brokerage services associated with the Company’s headquarters and distribution warehouse located at 5400-5402 South 122nd East Avenue, Tulsa, Oklahoma 74146 (the “Hilti Complex”). The Agreement offers Keen-Summit the opportunity to market the Hilti Complex for sale for nine months.

Per Craig White, Chief Executive Officer and President “Although this process has taken longer than we had expected we continue to work closely with our bank and our bank appointed financial advisor to execute the planned sale of the Hilti Complex. We have continued to evaluate previously announced offers as well as new purchase offers received through our local listing broker, McGraw Davisson Stewart, LLC (“McGraw”). We are grateful for our bank partners dedication to working with us and the patience they have demonstrated to allow us to find the right buyer.”

“During recent reviews and collaboration, we have determined that the best direction to maximize the value of the Hilti Complex for our shareholders is to engage Keen-Summit, a nationally recognized broker that has a much broader network of clients and potential buyers. Keen-Summit has a successful track record of maximizing the value of large real estate properties, like the Hilti Complex and we expect to be able to complete the listing and sale within the calendar year. We will also continue to use McGraw to provide local services, and they will be working hand-in-hand with Keen-Summit through this process.”

The Hilti Complex consists of multiple buildings totaling 402,000 square feet of rentable office and warehouse space on 35-acres. The Hilti Complex is occupied by the Company and two additional tenants with multi-year leases; Hilti, a world-wide tool manufacturer, and Crusoe, which offers Cloud, Artificial Intelligence Data Center Design, and Digital Renewable Optimization services. The Company expects to execute a new multiyear lease agreement for the space it occupies when it sells the Hilti Complex.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

About Keen-Summit Capital Partners (LLC)

Keen-Summit is a nationally recognized real estate broker offering additional services in lease restructuring and investment banking. For over 40 years, Keen Summit has helped thousands of companies, their sponsors and lenders sell and maximize the value of real estate across North America and beyond. Keen-Summit is based in Melville, New York.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser (214) 872-2710